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As filed with the Securities and Exchange Commission on November 19, 2020

Registration No. 333-234610

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FTS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	30-0780081
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
777 Main Street, Suite 2900 Fort Worth, Texas (Address of principal executive office)	76102 (Zip code)

Registrant’s telephone number, including area code: (817) 862-2000

Michael J. Doss

Chief Executive Officer
FTS International, Inc.
777 Main Street, Suite 2900
Fort Worth, Texas, 76102
(817) 862-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy To:

Charles T. Haag

Justin S. Reinus

Winston & Strawn LLP

2121 N. Pearl Street, Suite 900

Dallas, Texas 75201

(214) 453-6500

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

FTS International, Inc., a Delaware corporation (the “Company”) is filing this Post-Effective Amendment (the “Post-Effective Amendment”) to the following Registration Statement on Form S-3 (the “Registration Statement”), which has been previously filed by the Company with the Securities and Exchange Commission (the “Commission”), to deregister:

•                  any and all securities registered but unsold or otherwise unissued as of the date hereof under Registration Statement No. 333-234610 on Form S-3 filed with the Commission on November 8, 2019, and amended on December 10, 2019, registering 3,819,806 shares (adjusted for the Company’s reverse stock split) of common stock, par value $0.01 per share, of FTS International, Inc.

As previously disclosed, on September 22, 2020, the Company and certain of its subsidiaries filed petitions for voluntary relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Court”). The Court has approved joint administration of the Chapter 11 Cases under the caption In re FTS International, Inc., et al.

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment all of such securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendment to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on this 19th day of November, 2020.

FTS INTERNATIONAL, INC.

By:	/s/ Jennifer Keefe
Name: Jennifer Keefe
Title: Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Note: No other person is required to sign the Post-Effective Amendment to the above-referenced Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.

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